EXHIBIT 99.1

NEWS RELEASE

BROOKFIELD HOMES REPORTS FIRST QUARTER EARNINGS
Investors, analysts and other interested parties can access Brookfield Homes’ Supplemental Information Package on Brookfield Homes’ website under the Investor Relations/Financial Reports section at www.brookfieldhomes.com. Brookfield Homes’ first quarter investor conference call can be accessed by teleconference on May 4, 2006 at 10:00 am (Eastern Time) at 1-877-888-4605, toll free in North America. The archived teleconference may be accessed by dialing 1-888-509-0081 (passcode: 618125), toll free in North America through May 18, 2006. Alternatively, the conference call can be accessed by Webcast on Brookfield Homes’ website at www.brookfieldhomes.com.
Fairfax, Virginia, May 3, 2006 — (BHS: NYSE) Brookfield Homes Corporation today announced financial results for the first quarter ended March 31, 2006:
•	Net income for the three months ended March 31, 2006 was $19 million, consistent with results in 2005. The 2006 results included $4 million generated from bulk land sales, and an increase in housing margins to 31% from 29% in 2005.

•	Housing revenue totaled $122 million, compared to $143 million in 2005. The decrease in housing revenue is primarily due to 30 fewer units closed during the quarter compared to 2005, and a decrease in the company’s average home selling price to $634,000 from $645,000 in 2005.

•	For the quarter, earnings per share is $0.68 compared to $0.60 for the prior year. Growth in earnings per share is a result of the company’s 2005 share buybacks and tender offer.

•	First Quarter 2006 Financial Highlights

Results of Operations	Three Months Ended March 31
(Millions, except per share amounts)	2006	2005

Housing revenue	$122	$143
Total revenue	143	152
Gross margin	51	48
Contribution from bulk land sales to net income	4	3
Net income	19	19

Earnings per share — diluted
— Excluding bulk land sales	$0.53	$0.51
— Bulk land sales	0.15	0.09

	$0.68	$0.60

Recent Developments and Operating Highlights
•	Homes in Backlog and Lot Sales: In January 2006, the company forecasted 3,125 home and bulk lot closings for 2006. The company currently has closed or in backlog approximately 50% of its 2006 home closings. With the slow demand for new homes in the San Diego/Riverside and Washington D.C. markets, it will be mid-summer 2006 before a better assessment of the 2006 home closings will be made. The company continues to anticipate bulk lot sale closings of 1,500 units during 2006, and year to date 386 units have been closed for net income of $13 million or $0.46 per share of which $4 million or $0.15 per share was recorded during the three months ended March 31, 2006.

•	Lots Owned and Controlled: At March 31, 2006, the company’s lots owned or controlled total 29,660. Direct ownership of 12,855 lots provides strong visibility on our future cash flows, and 16,805 lots under option are controlled with the objective of adding value through land entitlements.

•	A summary of lots, owned or controlled under option, by region, follows:

	San Francisco	Southland /	San Diego /		Washington
	Bay Area	Los Angeles	Riverside	Sacramento	D.C. Area	Total

Geographic diversification of lots	16%	10%	28%	17%	29%	100%

Lot supply
Owned	1,032	1,270	6,648	310	3,595	12,855
Optioned	3,751	1,852	1,500	4,810	4,892	16,805

Total	4,783	3,122	8,148	5,120	8,487	29,660

•	Increased Regular Dividend: As previously announced, the board of directors approved an increase in its semi-annual dividend to $0.20 per share. The increased dividend is payable on June 30, 2006 to shareholders of record on June 15, 2006.

•	2006 Earnings Guidance — The company previously announced a range of earnings per share guidance of between $7.60 and $8.20. While bulk lot sales, including joint venture income, are on track to be achieved, the level of 2006 home closings are dependent upon sales into mid-summer 2006. Should 2006 home closings be reduced to a level of approximately 1,400 units, it is estimated that earnings guidance per share would be reduced to a range of $7.20 - $7.60.
Outlook
“After benefiting from substantial increases in home prices in most markets, we are now seeing the anticipated leveling off of prices as well as reduced demand. Typically, during the first quarter of a year, home sales are lower than the second and third quarters. This together with the reduced demand, makes it difficult for us to provide at this time a forecast for our 2006 home closings. However, our housing margins remain strong as a result of our value creation through all stages of the development cycle in particular having entitled and developed the land,” concluded Ian Cockwell, President & Chief Executive Officer of Brookfield Homes.
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Brookfield Homes Corporation
Brookfield Homes Corporation is a residential homebuilder and land developer, building homes and developing land in master-planned communities and infill locations. We design, construct and market single-family and multi-family homes primarily to move-up and luxury homebuyers. We also entitle and develop land for our own communities and sell lots to other homebuilders. Our portfolio includes 30,000 lots owned and controlled in the San Francisco Bay Area; Southland / Los Angeles; San Diego / Riverside; Sacramento; and Washington D.C. Area markets. For more information, visit the Brookfield Homes website at www.brookfieldhomes.com.
Contact Information:
Linda Northwood
Director, Investor Relations
Tel: 858-481-2567
Email: lnorthwood@brookfieldhomes.com
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Note: Certain statements in this press release that are not historical facts, including information concerning possible or assumed future results of operations of the company, expected home and lot closings and deliveries (and the timing thereof), expected 2006 earnings guidance, possible bulk land sales, the company’s future outlook and growth plans, and those statements preceded by, followed by, or that include the words “believe”, “planned”, “should”, “goals”, “expected”, “potential,” “estimate,” “targeted,” “scheduled” or similar expressions, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Undue reliance should not be placed on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from the anticipated future results expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those set forward in the forward-looking statements include, but are not limited to: changes in general economic, real estate and other conditions; mortgage rate changes; availability of suitable undeveloped land at acceptable prices; adverse legislation or regulation; ability to obtain necessary permits and approvals for the development of our land; availability of labor or materials or increases in their costs; ability to develop and market our master-planned communities successfully; confidence levels of consumers; ability to raise capital on favorable terms; adverse weather conditions and natural disasters; relations with the residents of our communities; risks associated with increased insurance costs or unavailability of adequate coverage and ability to obtain surety bonds; competitive conditions in the homebuilding industry, including product and pricing pressures; and additional risks and uncertainties referred to in our Form 10-K and other SEC filings, many of which are beyond our control. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Brookfield Homes Corporation
Consolidated Statements of Income

	(unaudited)
	Three Months Ended March 31
(thousands, except per share amounts)	2006	2005

Revenue
Housing	$121,823	$143,083
Land and other revenues	21,075	9,072

Total revenue	142,898	152,155
Direct cost of sales	(91,724)	(103,978)

	51,174	48,177
Equity in earnings from housing and land joint ventures	907	7,312
Selling, general and administrative expense	(19,253)	(21,224)
Minority interest	(2,251)	(3,209)

Net income before taxes	30,577	31,056
Income tax expense	(11,711)	(12,112)

Net income	$18,866	$18,944

Weighted average shares outstanding
Basic	27,375	30,865
Diluted	27,817	31,517

Earnings per share
Basic	$0.69	$0.61
Diluted	$0.68	$0.60

Brookfield Homes Corporation
Condensed Balance Sheets

	(unaudited)
(thousands)	March 31, 2006	Dec. 31, 2005

Assets
Housing and land inventory	$999,520	$912,617
Investments in housing and land joint ventures	60,728	53,260
Consolidated land inventory not owned	18,925	22,100
Receivables and other assets	43,323	94,081
Cash and cash equivalents	63,915	198,411
Deferred income taxes	48,754	49,417

	$1,235,165	$1,329,886

Liabilities and Stockholders’ Equity
Project specific and other financings	$672,015	$691,410
Accounts payable and other liabilities	231,218	320,787
Minority interest	52,454	53,040
Stockholders’ equity	279,478	264,649

	$1,235,165	$1,329,886